 EXHIBIT 10.7

November 3, 2014

Scott Lang

[address]

Dear Scott:

On behalf of Silver Spring Networks, Inc. (the “Company”), I hereby offer you the opportunity to receive revised benefits in the event of your termination without cause or “constructive termination” from the Company.  These revised benefits are summarized below and are qualified in their entirety by the definitions, terms and conditions in Attachment A.

Benefits Upon Termination Without Cause or Constructive Termination

•12 months of your base salary + pro-rated bonus (if any)

•12 months ongoing Medical and Other Related Benefits

•Equity Vesting Acceleration

o100% acceleration of your unvested stock options;

o100% acceleration of your unvested restricted stock units; and

o100% acceleration of your unvested performance stock units in the event that the performance milestones have been met prior to the termination of your employment.

Prior Agreements

To receive these benefits, you must waive any rights you have relating to similar severance benefits contained in any other agreement (including your offer letter of employment or prior versions of this award letter) or award you have previously entered into with or received from the Company, including, without limitation, the letter of December 17, 2009, signed by Jordan Breslow on behalf of the Company.

To indicate your acceptance of the Company’s offer (including the terms and conditions in Attachment A), please sign and date this agreement in the space provided at the end of Attachment A, initial the other pages where indicated, and return it to me no later than 10 days from the date of this letter, at which time this offer will expire.

Very truly yours,

Silver Spring Networks, Inc.

/s/ Richard S. Arnold, Jr.
Richard S. Arnold, Jr.
General Counsel

 EXHIBIT 10.7

ATTACHMENT A

Definitions, Terms and Conditions

1.Termination of Employment.

a.At-Will Employment.  Your employment with the Company is at-will, meaning either you or the Company can terminate your employment at any time, with or without cause, and with or without notice.  Neither you nor the Company can change the “at will” nature of your employment, unless the General Counsel of the Company (as authorized by the Board of Directors of the Company) and you sign a written contract that explicitly changes your status as an “at will” employee.

b.Payment & Benefits Upon Termination.  Your entitlement to payment and benefits upon termination is as follows:

i.Termination Without “Cause” or “Constructive Termination”.  If your employment is terminated involuntarily without Cause (as defined in Section 3(a), below) or in the event of your “Constructive Termination” (as defined in Section 3(c) below):

(A)you will receive payment for any earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of your termination of employment; and

(B)in the event you execute and do not revoke a separation agreement, including a release of claims (“Release”), to be drafted by the Company based upon its standard forms, you will be offered the Separation Compensation (as defined in Section 2, below). You will not be entitled to or offered any form of additional severance pay or benefits other than the Separation Compensation (e.g., you will not be entitled to pay or benefits under any employee severance plan that is generally applicable to employees).

ii.Voluntary Termination.  If you voluntarily terminate your employment, or give notice that you will voluntarily terminate your employment at a future date (and whether or not the Company accelerates the effective date of your resignation date that you provide to an earlier termination date), you will receive payment(s) for all earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of termination.  You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

iii.Termination for Cause.  If your employment is terminated for cause, you will receive payment(s) for all earned and unpaid salary, bonus and commissions, and unpaid vacation accrued as of the date of your termination of employment.  You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

2.Separation Compensation.  If you are entitled to Separation Compensation under Section 1 above, your “Separation Compensation” will include each of the following:

a.Salary Continuance.  You will be offered pay equal to twelve (12) months of your regular base salary and a pro-rated bonus (if any), subject to applicable payroll deductions and withholdings (“Salary Continuance’’).  The first salary continuance payment equal to three (3) months of your regular base salary shall be made on the thirtieth (30th) day following your termination of employment (unless a longer period is required by law to make the Release effective, in which case the first salary continuance payment shall be made on the sixtieth (60th) day following your termination of employment) provided the Release is effective at such time, and the remainder shall be paid in monthly installments beginning on the 1st day of the fourth month following your termination of employment, and on the 1st day of each month thereafter, until the total payment obligation is fulfilled.

 EXHIBIT 10.7

b.Acceleration of Vesting.  The vesting applicable to any equity grants made by the Company to you shall accelerate (or the Company’s repurchase right with respect to such shares underlying such equity grants shall lapse) as follows:

In the event your Termination without Cause or your Constructive Termination, you will vest in the number of shares underlying one-hundred percent (100%) of the equity grants that remain unvested as of the date your employment terminates, in each case, only to the extent that any applicable performance-based vesting conditions have been satisfied as of the date your employment terminates and with such acceleration effective immediately prior to the termination of your employment.

c.Other Benefits.  The Company will reimburse you for your expenses in continuing medical insurance benefits for you and your family (meaning medical, dental, optical, and mental health, but not life, insurance) under the Company’s benefit plans (or otherwise in obtaining coverage substantially comparable to the coverage provided to you prior to the termination) over the period beginning on the date your employment terminates and ending on the earlier of (a) twelve (12) months following such date, or (b) the date you commence employment with another entity.

d.Post-Termination Exercise Period.  Notwithstanding anything contained in the equity incentive plans and award agreements under which your outstanding options have been granted, in the event of your termination without Cause or your Constructive Termination, your outstanding options may be exercised, to the extent such outstanding options are exercisable as of the date of your termination (including any acceleration of vesting on or prior to your date of termination), during the period commencing on the date of such termination of employment and ending on the earlier of (i) the twelve (12)-month anniversary of the date of such termination of employment and (ii) the expiration date of the options.  Any options that are not exercised by the end of such period shall be expire on the end of such period and shall be cancelled for no consideration.

3.Definitions.

a.Cause.  For the purposes of this letter agreement, “Cause” for termination of your employment will exist if you are terminated for any of the following reasons:  (i) your material failure to perform your duties and responsibilities to the Company, including but not limited to a failure to cooperate with the Company in any investigation or formal proceeding; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other intentional misconduct that results in material injury to the Company; (iii) the unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (iv) you are convicted of, or enter a no contest plea to, a felony; or (v) your willful, wrongful and uncured breach of any of your obligations under any Company policy, written agreement or covenant with the Company (including this letter agreement).  The determination as to whether you are being terminated for Cause shall be made in good faith by the Board.  The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time as provided in Section 1 above.

b.Change of Control.  For purposes of this letter agreement, “Change of Control” of the Company is defined as: (i) the date any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, subsequent to the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, other than pursuant to a sale by the Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or (iv) the date of a change in the composition of the Company’s Board of Directors such that a majority of the members of the Board immediately following such change in composition are no longer “Incumbent Directors.”  For purposes of the foregoing clause (iv), “Incumbent Directors” means (a) members of the Company’s

 EXHIBIT 10.7

Board of Directors as of the date of this letter agreement, or (b) members of the Company’s Board of Directors elected or appointed to the Board following the date of this letter agreement other than in connection with an actual or threatened proxy contest.

c.Constructive Termination.  For the purposes of this letter agreement, “Constructive Termination” means the termination of your employment by you following:  (A) except as otherwise agreed by you, and other than for Cause, (i) a material reduction in your job duties and responsibilities as Executive Chairman, (ii) a material change to your title of Executive Chairman or (iii) your removal from the Board of Directors of the Company; (B) without your prior written approval, the Company requires you to relocate to a facility or location more than thirty-five (35) miles from the location from the primary location at which you were working for the Company immediately before the required change of location; (C) except as otherwise agreed by you, any reduction of your base salary in effect immediately prior to such reduction (other than as part of an across-the-board, proportional reduction); or (D) following a Change of Control, the failure of a successor entity to assume this letter agreement.  Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above you must provide notice to the Company within ninety (90) days of the occurrence of a condition listed above and allow the Company thirty (30) day in which to cure such condition.  Additionally, in the event the Company fails to cure the condition within the cure period provided, you must terminate employment with the Company within thirty (30) days of the end of the cure period.

4.Code Section 409A.  For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (‘‘Section 409A’).  Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(l)(B) in the absence of such a deferral.  The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

5.Code Section 280G.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax’’), then your benefits under this Agreement shall be either:

a.delivered in full; or

b.delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, (with first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and then a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and equity-based compensation not subject to Section 409A of the Code), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

 EXHIBIT 10.7

Unless you and the Company otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid under this Section shall be made in writing by an accounting firm to be selected by reasonable agreement between you and the Company, whose determination shall be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6.Other Agreements.  This Attachment A sets forth the terms of the benefits you are eligible to receive in the event your employment with the Company is terminated in the manner described herein and supersedes any prior representations or agreements, whether written or oral, including, without limitation, the letter of December 17, 2009, signed by Jordan Breslow on behalf of the Company.  In the event of a conflict between the terms of this Attachment A and any other agreement you have entered into with the Company (including the cover letter to this Attachment A), the terms of this Attachment A shall apply.  By signing below, you hereby agree to waive any rights you have relating to severance benefits that may be contained in your offer letter of employment (including, but not limited to, benefits related to salary, bonus, continuation of benefits, and the acceleration of vesting of equity awards), any stock option or other equity award, or any other agreement or award you have previously entered into with or received from the Company (including prior versions of this award), including, without limitation, the letter of December 17, 2009, signed by Jordan Breslow on behalf of the Company.  The definitions, terms and conditions contained herein may not be modified or amended except by a written agreement, signed by an authorized representative of the Company and by you.

* * *

ACCEPTED AND AGREED:

Scott Lang

/s/ Scott A. Lang

Signature

Scott A. Lang

Name

11-3-14

Date